Exhibit 99.1
Central European Distribution Corporation Raises 2008 Full Year Guidance
Bala Cynwyd, Pennsylvania January 17, 2008: Central European Distribution Corporation (NASDAQ: CEDC) today announced that it is raising full year 2008 net sales guidance from $1.26 — $1.36 billion to $1.30 — $1.40 billion, and its full year 2008 comparable fully diluted earnings per share guidance from $2.03 — $2.13 to $2.08 — $2.18. The fully diluted number of shares used to calculate the above per share guidance is 41.0 million.
The fully diluted earnings per share guidance above is presented on a comparable basis, which is a non-GAAP measure. The major differences between the U.S. GAAP net income guidance and comparable non-GAAP net income guidance reflects unrealized foreign exchange movements relating to our Senior Secured Notes and other non recurring charges. For a reconciliation of comparable non-GAAP net income guidance to the net income guidance determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), please see the section “Unaudited Reconciliation of Non-GAAP Measures” below.
Mr. William Carey, CEO and President, said, “We are continuing to see strong underlying fundamentals in the Polish economy and appreciation of the local currency as compared to our average rate in 2007. This strong economic growth is fueling increased consumer demand for premium vodka brands and a wide range of imported spirits and wines. We look for the same positive trends to continue through 2008. With the addition of our new rectification facilities which have been operational since the 4th quarter of 2007, we have seen a significant reduction in our spirit costs which will be driving higher gross margins leading into 2008. Our management team is excited about the continued development in the market and is committed to executing our strategic objectives for 2008.”
The above guidance does not take into account the anticipated accretion of $0.20 to $0.30 per fully diluted share on an annualized basis from the Parliament acquisition, which is expected to close during the first quarter of 2008.
CEDC has included fully diluted net income per share guidance on a non-GAAP basis, referred to in this release as comparable fully diluted earnings per share. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the reconciliation set forth below provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this release. Our full year guidance is forward-looking information. See the last paragraph of this release
CEDC is the largest vodka producer in Poland by value and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to European and Asian markets.
CEDC also is the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. CEDC operates 16 distribution centers and 76 satellite branches throughout Poland. CEDC imports many of the world’s leading brands to Poland, including brands such as Rémy Martin, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including CEDC’s full year 2008 net sales and comparable fully diluted earnings per share guidance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2006, and in other documents filed by CEDC with the Securities and Exchange Commission.
Contact:
Jim Archbold,
Investor Relations Officer
Central European Distribution Corporation
610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

Full Year Guidance, 12 Months Ending December 31,	2008

Range for GAAP Fully Diluted Earnings per Share	$2.01	-
	$2.11

A. Foreign exchange impact and hedge revaluation	0.00
B. Impact of expensing stock options	0.07

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.08	-
	$2.18

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:
A.	Although changes in foreign exchange have had a significant impact on EPS in prior periods, it is not possible to estimate this for 2008, therefore, no adjustment is provided. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.
B.	On January 1, 2006 CEDC adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.